Exhibit 99.1

TIME WARNER INC. REPORTS SECOND-QUARTER 2015 RESULTS

Second-Quarter Highlights

•	Revenues increased 8% to $7.3 billion

•	Adjusted Operating Income grew 15% to a record $1.9 billion

•	Turner & Warner Bros. Adjusted Operating Income increased 20% and 46%, respectively

•	Adjusted EPS increased 28% to $1.25

•	Free Cash Flow totaled $1.8 billion in the first half of 2015

NEW YORK, August 5, 2015 – Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2015.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had a very strong second quarter, with Revenues up 8% and Adjusted Operating Income growing 15% to a quarterly record of $1.9 billion. Our results were led by Turner and Warner Bros., and were achieved at a time when we’re investing aggressively to position the company for continued growth, including the successful launch of HBO NOW, our standalone domestic streaming service. HBO and its sister service Cinemax recently received a combined 131 Primetime Emmy nominations, with a record 126 for HBO - the 15th year in a row that HBO has led in nominations. In addition to being nominated for Outstanding Drama Series, Game of Thrones’ fifth season set a new record for viewers of an HBO series.”

Mr. Bewkes continued: “At Turner, TNT and TBS ranked as the #1 and #2 ad-supported cable networks, respectively, in primetime among adults 18-49, and together with Adult Swim claimed the top 3 spots in primetime among adults 18-34. Cartoon Network was again the only top 3 kids network to grow its 6-11 audience during the quarter and claimed the #2 spot for the first time. And CNN grew primetime viewership in its key 25-54 demo 25% with the help of its award-winning original programming. Warner Bros. concluded a very successful upfront, with 62 programs slated for the upcoming television season, including 29 on broadcast networks. That includes a record 20 returning shows and makes Warner Bros. the top supplier of broadcast series again this year. In the quarter, Warner Bros.’ games business also shined with releases of Batman: Arkham Knight and Mortal Kombat X helping make it the top videogame publisher for the first half of the year. Reflecting our commitment to provide direct returns to shareholders, we have returned more than $2.6 billion in dividends and share repurchases year-to-date.”

Company Results

Revenues increased 8% to $7.3 billion due to growth across all operating divisions. Adjusted Operating Income grew 15% to $1.9 billion due to increases at Turner and Warner Bros., partially offset by a decline at Home Box Office. Operating Income increased 19% to $1.9 billion. Adjusted Operating Income and Operating Income margins were both 25% in the second quarter of 2015 compared to 24% and 23%, respectively, in the prior year quarter.

The Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.25, up 28% from $0.98 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $1.16 compared to $0.94 in the prior year quarter.

For the first six months of 2015, both Cash Provided by Operations from Continuing Operations and Free Cash Flow totaled $1.8 billion. As of June 30, 2015, Net Debt was $20.7 billion, up from $19.9 billion at the end of 2014, due to share repurchases, dividends and investments and acquisitions, partially offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2015 through July 31, 2015, the Company repurchased approximately 24 million shares of common stock for approximately $2.0 billion. These amounts reflect the purchase of approximately 10 million shares of common stock for approximately $900 million since the amounts reported in the Company’s first quarter earnings release on April 29, 2015. At July 31, 2015, approximately $2.5 billion remained available for repurchases under the Company’s stock repurchase program.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three and six months ended June 30, by line of business (millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Turner	$2,827	$2,750	$5,537	$ 5,343
Home Box Office	1,438	1,417	2,836	2,756
Warner Bros.	3,298	2,870	6,497	5,936
Intersegment eliminations	(215)	(249)	(395)	(444)

Total Revenues	$7,348	$6,788	$14,475	$ 13,591

Adjusted Operating Income (Loss) (a):
Turner	$1,130	$940	$2,258	$ 1,835
Home Box Office	508	552	966	1,016
Warner Bros.	344	236	674	616
Corporate	(89)	(103)	(191)	(222)
Intersegment eliminations	(31)	(7)	(31)	(1)

Total Adjusted Operating Income	$1,862	$1,618	$3,676	$ 3,244

Operating Income (Loss) (a):
Turner	$1,130	$929	$2,238	$ 1,829
Home Box Office	508	548	966	1,012
Warner Bros.	341	234	665	603
Corporate (b)	(89)	(137)	(193)	172
Intersegment eliminations	(31)	(7)	(31)	(1)

Total Operating Income	$1,859	$1,567	$3,645	$ 3,615

Depreciation and Amortization:
Turner	$52	$56	$104	$ 114
Home Box Office	21	22	46	47
Warner Bros.	85	100	174	193
Corporate	6	7	10	14
Intersegment eliminations	—	—	—	—

Total Depreciation and Amortization	$164	$185	$334	$ 368

(a) Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and six months ended June 30, 2015 and 2014 included restructuring and severance costs of (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Turner	$(10)	$(12)	$(18)	$ (24)
Home Box Office	(4)	(1)	(5)	(9)
Warner Bros.	1	(3)	(2)	(5)
Corporate	3	(1)	3	(5)

Total Restructuring and Severance Costs	$(10)	$(17)	$(22)	$ (43)

(b) Operating Income (Loss) for the six months ended June 30, 2014 included a $441 million gain in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the second quarter of 2015. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 3% ($77 million) to $2.8 billion, benefiting from growth of 48% ($69 million) in Content and other revenues and 2% ($20 million) in Subscription revenues, partially offset by a decline of 1% ($12 million) in Advertising revenues. The increase in Content and other revenues was due to the licensing of select Turner original programming to Hulu. Subscription revenues grew due to higher domestic rates and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates. Advertising revenues declined due to the impact of foreign exchange rates, partially offset by growth at Turner’s domestic businesses and local currency growth at Turner’s international networks. The increase in domestic advertising was due to growth at Turner’s domestic news businesses and the 2015 NCAA Division I Men’s Basketball Championship tournament, partially offset by lower delivery at certain domestic networks and the absence of NASCAR programming. Advertising revenue growth was also adversely impacted by fewer NBA playoff games in the quarter.

Adjusted Operating Income increased 20% ($190 million) to $1.1 billion, due to the increase in revenues and lower expenses, including lower programming costs. Programming costs decreased 9% primarily due to the absence of NASCAR programming as well as lower syndicated programming expenses as a result of the abandonment of certain programming in 2014.

Operating Income increased 22% ($201 million) to $1.1 billion.

TNT ranked as the #1 ad-supported cable network in primetime among total viewers and adults 18-34, 18-49 and 25-54 in the second quarter. TBS was the #2 ad-supported cable network in primetime among adults 18-49 and 25-54. For the 29th consecutive quarter, Adult Swim was ad-supported cable’s #1 total day network among adults 18-34, and it was #1 among adults 18-49 in the second quarter. CNN continued to grow primetime ratings across all key demographics, up 24% and 25% for adults 18-49 and 25-54, respectively, in the second quarter. Cartoon Network was once again the only top 3 kids network to grow ratings in the quarter, and ranked #2 in total day ratings among kids 6-11 for the first time while increasing ratings in that demographic 10%. In addition, Ninjago ranked as the #1 program among all key boy demographics in the quarter.

HOME BOX OFFICE

Revenues increased 1% ($21 million) to $1.4 billion, due to an increase of 4% ($40 million) in Subscription revenues, partially offset by a decline of 7% ($19 million) in Content and other revenues. Subscription revenues grew due to higher domestic rates, partially offset by lower international revenue, which included the impact of the transfer to Turner of the operation of HBO’s basic cable network in India. The decrease in Content and other revenues reflected lower home entertainment revenues.

Adjusted Operating Income decreased 8% ($44 million) to $508 million, as the increase in revenues was more than offset by higher marketing and technology costs, primarily related to the launch of HBO NOW, HBO’s stand-alone streaming service.

Operating Income decreased 7% ($40 million) to $508 million.

HBO and Cinemax received a combined 131 Primetime Emmy nominations in July. HBO received 126 nominations, the most for any network for the 15th year in a row and a record for HBO. HBO’s nominations included Outstanding Comedy Series for Silicon Valley and VEEP, Outstanding Drama Series for Game of Thrones, and Outstanding Television Movie for Bessie, Hello Ladies: The Movie, and Nightingale. The fifth season of Game of Thrones averaged more than 20 million viewers, and was the most watched season of an original series in HBO’s history. Through July 31, the first four episodes of the second season of True Detective averaged 11.6 million viewers and the first four episodes of Ballers averaged 8.3 million viewers, making Ballers HBO’s most-watched debut of a half-hour show since 2009. HBO recently added Verizon, Amazon and Google as distributors for HBO NOW.

WARNER BROS.

Revenues increased 15% ($428 million) to $3.3 billion, reflecting higher videogames and television licensing revenues, partially offset by lower theatrical revenues and the impact of foreign exchange rates. The increase in videogames revenues was primarily due to the releases of Batman: Arkham Knight and Mortal Kombat X. Television licensing revenues benefited from the second-cycle syndication of The Big Bang Theory and the subscription video-on-demand licensing of Seinfeld. Theatrical revenues decreased primarily due to lower worldwide television licensing revenues of theatrical product and a decline in home entertainment revenues due to the comparison against the release of The Hobbit: The Desolation of Smaug in the prior year quarter.

Adjusted Operating Income increased 46% ($108 million) to $344 million, due to the increase in revenues, partially offset by associated film and print and advertising costs, as well as higher theatrical valuation adjustments.

Operating Income increased 46% ($107 million) to $341 million.

For the first half of the year, Warner Bros. ranked as the top U.S. videogame publisher, and Mortal Kombat X was the #1 videogame. In July, Warner Bros. received 28 Primetime Emmy nominations across 11 series. Heading into the 2015-2016 television season, Warner Bros. is once again the #1 producer of shows for the broadcast networks, a position it has held for 12 of the past 13 seasons. Warner Bros. will have 29 shows on broadcast networks, 20 of which are returning series, the most in the company’s history. In total, Warner Bros. will produce 62 shows for the 2015-2016 television season, including seven shows based on DC Entertainment intellectual property.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Second-Quarter Results

Adjusted EPS was $1.25 for the three months ended June 30, 2015, compared to $0.98 in last year’s second quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended June 30, 2015, the Company had Income from Continuing Operations of $971 million, or $1.16 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the second quarter of 2014 of $843 million, or $0.94 per diluted common share.

For the second quarters of 2015 and 2014, the Company had Net Income of $971 million and $850 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2015 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, August 5, 2015. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and equivalents	$3,122	$ 2,618
Receivables, less allowances of $860 and $1,152	8,004	7,720
Inventories	1,640	1,700
Deferred income taxes	184	184
Prepaid expenses and other current assets	860	958

Total current assets	13,810	13,180
Noncurrent inventories and theatrical film and television production costs	6,597	6,841
Investments, including available-for-sale securities	2,132	2,326
Property, plant and equipment, net	2,567	2,655
Intangible assets subject to amortization, net	1,036	1,141
Intangible assets not subject to amortization	7,030	7,032
Goodwill	27,575	27,565
Other assets	2,678	2,519

Total assets	$63,425	$ 63,259

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,059	$ 7,507
Deferred revenue	623	579
Debt due within one year	1,513	1,118

Total current liabilities	9,195	9,204
Long-term debt	22,281	21,376
Deferred income taxes	2,109	2,204
Deferred revenue	307	315
Other noncurrent liabilities	5,508	5,684
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 817 million and 832 million shares outstanding	17	17
Additional paid-in capital	148,572	149,282
Treasury stock, at cost (835 million and 820 million shares)	(43,895)	(42,445)
Accumulated other comprehensive loss, net	(1,396)	(1,164)
Accumulated deficit	(79,273)	(81,214)

Total equity	24,025	24,476

Total liabilities and equity	$63,425	$ 63,259

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$7,348	$6,788	$14,475	$ 13,591
Costs of revenues	(4,188)	(3,925)	(8,276)	(7,776)
Selling, general and administrative	(1,248)	(1,217)	(2,437)	(2,487)
Amortization of intangible assets	(43)	(50)	(91)	(100)
Restructuring and severance costs	(10)	(17)	(22)	(43)
Asset impairments	—	(14)	(1)	(26)
Gain (loss) on operating assets, net	—	2	(3)	456

Operating income	1,859	1,567	3,645	3,615
Interest expense, net	(286)	(296)	(580)	(561)
Other income (loss), net	(125)	6	(242)	(5)

Income from continuing operations before income taxes	1,448	1,277	2,823	3,049
Income tax provision	(477)	(434)	(919)	(841)

Income from continuing operations	971	843	1,904	2,208
Discontinued operations, net of tax	—	7	37	(66)

Net income	$971	$850	$1,941	$ 2,142

Per share information:
Basic income per common share from continuing operations	$1.18	$0.96	$2.30	$ 2.49
Discontinued operations	—	0.01	0.05	(0.07)

Basic net income per common share	$1.18	$0.97	$2.35	$ 2.42

Average basic common shares outstanding	821.6	874.8	825.5	882.9

Diluted income per common share from continuing operations	$1.16	$0.94	$2.26	$ 2.45
Discontinued operations	—	0.01	0.05	(0.08)

Diluted net income per common share	$1.16	$0.95	$2.31	$ 2.37

Average diluted common shares outstanding	836.3	894.2	841.1	902.4

Cash dividends declared per share of common stock	$0.3500	$0.3175	$0.7000	$ 0.6350

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

(Unaudited; millions)

	2015	2014
OPERATIONS
Net income	$1,941	$ 2,142
Less Discontinued operations, net of tax	(37)	66

Net income from continuing operations	1,904	2,208
Adjustments for noncash and nonoperating items:
Depreciation and amortization	334	368
Amortization of film and television costs	4,087	3,913
Asset impairments	1	26
Gain on investments and other assets, net	(20)	(477)
Equity in losses of investee companies, net of cash distributions	116	54
Equity-based compensation	135	126
Deferred income taxes	(80)	(312)
Changes in operating assets and liabilities, net of acquisitions	(4,677)	(3,849)

Cash provided by operations from continuing operations	1,800	2,057

INVESTING ACTIVITIES
Investments in available-for-sale securities	(32)	(28)
Investments and acquisitions, net of cash acquired	(152)	(861)
Capital expenditures	(154)	(206)
Investment proceeds from available-for-sale securities	—	16
Proceeds from Time Inc. in the Time Separation	—	1,400
Proceeds from the sale of Time Warner Center	—	1,264
Other investment proceeds	109	122

Cash provided (used) by investing activities from continuing operations	(229)	1,707

FINANCING ACTIVITIES
Borrowings	2,106	2,401
Debt repayments	(804)	(15)
Proceeds from exercise of stock options	121	182
Excess tax benefit from equity instruments	120	95
Principal payments on capital leases	(5)	(5)
Repurchases of common stock	(1,804)	(2,876)
Dividends paid	(584)	(568)
Other financing activities	(217)	(125)

Cash used by financing activities from continuing operations	(1,067)	(911)

Cash provided by continuing operations	504	2,853

Cash used by operations from discontinued operations	—	(15)
Cash used by investing activities from discontinued operations	—	(51)
Cash used by financing activities from discontinued operations	—	(36)
Effect of change in cash and equivalents of discontinued operations	—	(87)

Cash used by discontinued operations	—	(189)

INCREASE IN CASH AND EQUIVALENTS	504	2,664
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,618	1,816

CASH AND EQUIVALENTS AT END OF PERIOD	$3,122	$ 4,480

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended June 30, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,130	$—	$1	$—	$(1)	$ 1,130
Home Box Office	508	—	—	—	—	508
Warner Bros.	344	—	(1)	—	(2)	341
Corporate	(89)	—	—	—	—	(89)
Intersegment eliminations	(31)	—	—	—	—	(31)

Time Warner	$1,862	$—	$—	$—	$(3)	$ 1,859

Margin(a)	25.3%	—%	—%	—%	—%	25.3%

Three Months Ended June 30, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$940	$(10)	$2	$—	$(3)	$ 929
Home Box Office	552	(4)	—	—	—	548
Warner Bros.	236	—	—	—	(2)	234
Corporate	(103)	—	—	—	(34)	(137)
Intersegment eliminations	(7)	—	—	—	—	(7)

Time Warner	$1,618	$(14)	$2	$—	$(39)	$ 1,567

Margin(a)	23.8%	(0.2)%	—%	—%	(0.5)%	23.1%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Six Months Ended June 30, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$2,258	$—	$(2)	$(17)	(1)	$ 2,238
Home Box Office	966	—	—	—	—	966
Warner Bros.	674	—	(1)	(5)	(3)	665
Corporate	(191)	(1)	—	—	(1)	(193)
Intersegment eliminations	(31)	—	—	—	—	(31)

Time Warner	$3,676	$(1)	$(3)	$(22)	$(5)	$ 3,645

Margin(a)	25.4%	—%	—%	(0.2)%	—%	25.2%

Six Months Ended June 30, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,835	$(11)	$15	$—	(10)	$ 1,829
Home Box Office	1,016	(4)	—	—	—	1,012
Warner Bros.	616	(5)	—	—	(8)	603
Corporate	(222)	(6)	441	—	(41)	172
Intersegment eliminations	(1)	—	—	—	—	(1)

Time Warner	$3,244	$(26)	$456	$—	$(59)	$ 3,615

Margin(a)	23.9%	(0.2)%	3.4%	—%	(0.5)%	26.6%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Asset impairments	$—	$(14)	$(1)	$ (26)
Gain (loss) on operating assets, net	—	2	(3)	456
Venezuelan foreign currency loss	—	—	(22)	—
Other	(3)	(39)	(5)	(59)

Impact on Operating Income	(3)	(51)	(31)	371
Investment gains (losses), net	(26)	26	(85)	21
Amounts related to the separation of Time Warner Cable Inc.	—	—	(4)	(1)
Amounts related to the disposition of Warner Music Group	—	—	—	(1)
Amounts related to the separation of Time Inc.	(3)	—	(5)	—
Premiums paid and costs incurred on debt redemption	(51)	—	(51)	—
Items affecting comparability relating to equity method investments	(19)	(20)	(21)	(20)

Pretax impact	(102)	(45)	(197)	370
Income tax impact of above items	28	12	46	77

Impact of items affecting comparability on income from continuing operations	$(74)	$(33)	$(151)	$ 447

Income from continuing operations	$971	$843	$1,904	$ 2,208
Less Impact of items affecting comparability on income from continuing operations	(74)	(33)	(151)	447

Adjusted income from continuing operations	$1,045	$876	$2,055	$ 1,761

Per share information:
Diluted net income per common share from continuing operations	$1.16	$0.94	$2.26	$ 2.45
Less Impact of items affecting comparability on diluted net income per common share	0.09	0.04	0.18	(0.50)

Adjusted EPS	$1.25	$0.98	$2.44	$ 1.95

Average diluted common shares outstanding	836.3	894.2	841.1	902.4

Asset Impairments

During the six months ended June 30, 2015, the Company recognized a miscellaneous asset impairment of $1 million at Corporate.

During the three months ended June 30, 2014, the Company recognized asset impairments of $10 million at the Turner segment related to miscellaneous assets and $4 million at the Home Box Office segment related to the noncash impairment of an international tradename. For the six months ended June 30, 2014, the Company recognized additional asset impairments of $1 million at the Turner segment related to miscellaneous assets and $5 million and $6 million at the Warner Bros. segment and Corporate, respectively, related to certain internally developed software.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Gain (Loss) on Operating Assets, Net

For the six months ended June 30, 2015, the Company recognized a $2 million net loss at the Turner segment related to the remeasurement of certain previously held investments upon the Turner segment’s acquisition of controlling interests in those investments as well as a $1 million loss at the Warner Bros. segment.

For the three months ended June 30, 2014, the Company recognized a $2 million gain at the Turner segment, primarily related to the sale of a building in South America. For the six months ended June 30, 2014, the Company also recognized a $13 million gain at the Turner segment related to the sale of Zite, Inc., a news content aggregation and recommendation platform, and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Venezuelan Foreign Currency Loss

For the six months ended June 30, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $3 million and $5 million for the three and six months ended June 30, 2015, respectively, and $39 million and $59 million for the three and six months ended June 30, 2014, respectively. External costs related to mergers, acquisitions or dispositions for the three and six months ended June 30, 2015 consisted of $1 million for both periods at the Turner segment, $2 million and $3 million, respectively, at the Warner Bros. segment and $1 million for the six months ended June 30, 2015 at Corporate. External costs related to mergers, acquisitions or dispositions for the three and six months ended June 30, 2014 consisted of $3 million and $10 million, respectively, at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino, a Spanish-language news broadcast programming block, $2 million and $8 million, respectively, at the Warner Bros. segment primarily related to the acquisition of the international operations of Eyeworks Group and $34 million and $41 million, respectively, at Corporate related to the legal and structural separation of Time Inc. from the Company (the “Time Separation”).

External costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three and six months ended June 30, 2015, the Company recognized $26 million and $85 million, respectively of investment losses, net consisting of $49 million and $105 million of losses related to fair value adjustments on warrants to purchase common stock of Central European Media Enterprises Ltd. held by the Company and $23 million and $20 million, respectively, of miscellaneous investment gains.

For the three and six months ended June 30, 2014, the Company recognized $26 million and $21 million, respectively, of net miscellaneous investment gains.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Separation of Time Warner Cable Inc.

For the six months ended June 30, 2015, the Company recognized $4 million of other loss related to changes in the value of a Time Warner Cable Inc. (“TWC”) tax indemnification receivable, which has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations. The Company recognized other expense of $1 million for the six months ended June 30, 2014 related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees, which has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

The Company recognized a loss of $1 million for the six months ended June 30, 2014 primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group (“WMG”) in 2004. This amount has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Time Separation

For the three and six months ended June 30, 2015, the Company recognized $3 million and $5 million, respectively, of other loss primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc.

Premiums Paid and Costs Incurred on Debt Redemption

For the three and six months ended June 30, 2015, the Company recognized $51 million of premiums paid and costs incurred on the purchase of $687 million aggregate principal amount of its 5.875% Notes due 2016 through a tender offer, which was recorded in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three months ended June 30, 2015, the Company recognized $19 million of expenses primarily related to government investigations recorded by an equity method investee. For the six months ended June 30, 2015, the Company also recognized $2 million of losses related to discontinued operations recorded by an equity method investee. For both the three and six months ended June 30, 2014, the Company recognized a $12 million loss on the extinguishment of debt recorded by an equity method investee and $8 million of losses related to discontinued operations recorded by an equity method investee.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash provided by operations from continuing operations	$791	$324	$1,800	$ 2,057
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	4	17	8	32
Add excess tax benefits from equity instruments	37	31	120	95
Less capital expenditures	(97)	(114)	(154)	(206)
Less principal payments on capital leases	(3)	(2)	(5)	(5)

Free Cash Flow	$732	$256	$1,769	$ 1,973

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Intersegment Revenues
Turner	$34	$37	$58	$ 57
Home Box Office	11	10	18	19
Warner Bros.	170	202	319	368

Total intersegment revenues	$215	$249	$395	$ 444

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Home video and electronic delivery of theatrical product revenues	$461	$563	$830	$ 945
Home video and electronic delivery of television product revenues	92	110	198	224

Note 4. DISCONTINUED OPERATIONS, NET OF TAX

Discontinued operations, net of tax for the six months ended June 30, 2015 was income of $37 million primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG. Discontinued operations, net of tax for the three and six months ended June 30, 2014 was income of $7 million and a loss of $66 million, respectively, primarily related to the Time Separation.